1Q2014 Conference Call Script - Final

May 16 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss first quarter 2014 results.

For today's call we have: Guided Therapeutics’ CEO Gene Cartwright and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2013, and any subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Gene.

GENE

Good Morning and welcome.

While it has only been a month and a half since our fourth quarter call -- we have made significant progress in key areas.

Before I provide a review of our international markets for the LuViva Advanced Cervical Scan, let me start by updating you all on where we stand with the FDA.

As we stated in the press release issued earlier this week, we held what we believe to be a very productive face-to-face meeting with FDA on May 8th regarding our premarket approval application for LuViva. The purpose of the meeting was to present the agency with our proposed answers to questions raised by the agency in the September 2013 not-approvable letter, and to help clarify our final responses. The meeting was constructive and we were able to put forward our logic - and arguments - and engage in a detailed discussion. We will incorporate our responses and FDA feedback into our formal response, which we plan to file within the next 45 days. The FDA will then have 180 days to respond to our submission. We also anticipate additional dialogue with FDA as we proceed toward PMA approval. As I stated in our last call, it is important to keep you updated on where we are in the FDA approval process and our plans and schedule going forward.

Next I would just like to comment briefly on the financing we completed. In late April we successfully closed a private placement with Hanover Holdings, an affiliate of Magna Group, for thee million dollars in 6% Senior Convertible Notes due 18 months from the date of issuance. These funds will help to support manufacturing and marketing of ~~the~~ LuViva and should last through the third quarter of 2014. We are pleased to have this behind us so we can return our focus to the LuViva roll out.

We continued to make very good progress in the first quarter with our international launch. Shipments of LuViva devices and disposables went to France, the United Kingdom, Turkey, Nigeria, the United Arab Emirates and Indonesia as evaluations of LuViva turned to orders. In total we shipped seven LuViva units in the quarter and about two-thousand and five-hundred Cervical Guide disposables. This was more than double the revenue from sales in the fourth quarter. While it is still difficult to have high confidence in exactly how fast sales will grow, we continue to believe we are on track to report product sales of $1 million to $3 million for 2014, in line with our previous revenue guidance. We expect sales for 2015 to be significantly higher, and as we move closer to the end of the year we can provide more precise guidance on 2015 sales projections.

We continue to work closely with our established distributors to further penetrate our existing markets. Towards this end, we granted our Turkish distributor, I.T.E.M. Medical Technologies Group, additional territories in North Africa. We have a very good working relationship with I.T.E.M and plan to begin the shipment of orders to the Turkish Ministry of Health this month.

This important order is valued at nearly three million dollars and is projected to ship over the next 18 months. We also look forward to welcoming members of the I.T.E.M. service team to Atlanta in a few weeks for more in-depth installation and service training on LuViva in preparation for their expanding rollout.

LuViva continues to be very well received and we believe that we have a great opportunity in developing markets including Turkey, Nigeria, Kenya and Mexico due to cervical cancer remaining a leading cause of cancer deaths in women in these countries. In these markets, LuViva is being evaluated, and used, for primary screening in addition to its use as a triage device.

In Nigeria positive results are being reported as a result of two government evaluations. These two evaluations have moved quickly with over 400 patients tested to date. First, the federal ministry is sponsoring a 100 patient study for the triage use, which is more than 60 percent complete. Orders for additional units and disposables have been proposed by the principle investigator. Our distributor reports that a second study, a state government study of 2,000 women has now converted to a sale with reorders of disposables expected when the stock for the clinical trial has been depleted.

In Kenya, LuViva was launched in late April at an event in Nairobi and presented at the Kenya Medical Association meeting. In addition to a planned evaluation at a large teaching hospital, LuViva is under review for inclusion in local government and foundations programs for cervical cancer.

In Mexico, progress has been made with clinical protocols for trials at two government hospitals. One of these two protocols was approved today to start. Regulatory review continues in Mexico and we are still within this expected window of time for review. Separately, we are on track to begin a clinical study for primary screening in Peru later this year.

In developing countries, there is very little Pap smear or HPV testing done today due to the difficulty and expense of setting up laboratory infrastructure. Additionally, the fact that LuViva gives an immediate result is important because of the problem of losing patients to follow up if the Pap smear or HPV test takes days or weeks to complete. Since these LuViva evaluations are typically done in cooperation with the country’s Ministry of Health, even one large evaluation can lead to very significant ongoing sales for LuViva.

Turning to developed markets such as Canada and Europe, where LuViva will be used as a triage test on Pap smear positive women to determine which of these women are actually false positives - we continue to make inroads. Results of ongoing evaluations have been favorable and we look forward to the presentation by Dr. James Bentley, the Secretary General of the International Federation for Cervical Pathology and Colposcopy (IFCPC) later this month at the International meeting in London. His experience is expected to mirror the results of our earlier clinical trial where we demonstrated that LuViva can determine that 35% of the initial Pap smear positives are false positives with 99% confidence.

We are actively working with our distributors in 26 countries on evaluations of LuViva and expect to increase the number of customer evaluations as well as the number of customers who have gone live with our product in these markets over the next few months, consistent with our sales forecast.

I am confident that there is a clinical need in both developed and developing markets for LuViva. And in developed markets this need is expected to grow if the use of the HPV test as a primary screener is adopted. It is a well-documented fact that HPV screening is more sensitive than the Pap test, but it also generates as many as twice the number of false positives as the Pap test. We plan to prove that LuViva will be able to effectively reduce the number of false positives generated specifically by the HPV screening test in a clinical study later this year in Europe.

Finally, we often get questioned about the financial value proposition for LuViva. We have shown that the cost savings from the reduced number of colposcopies and biopsies more than offsets the added cost of implementing LuViva.

With that I will turn the call over to Charles.

Charles

Thank you Gene.

Total revenue for the three months ended March 31, 2014 was about 141 thousand dollars. This included 122 thousand dollars in sales of LuViva devices and disposables. NIH grants totaled approximately $13,000 and other income from royalties was approximately $5,000 for the three month period. Revenue for the same period in 2013 was comprised of product sales of approximately 132 thousand dollars, grants with NIH and NCI totaling approximately 97 thousand dollars and other income from royalty and miscellaneous receipts of approximately 70 thousand dollars.

The net loss available to stockholders for the three months ended March 31, 2014 was about 1.6 million dollars, or two cents per share, compared to a loss of about 1.8 million dollars, or three cents per share, for the same period last year.

We had a gross loss of about 70 thousand dollars for the quarter just ended. Total operating expenses were relatively flat, with a decline in research and development expenses being offset by an increase in both sales and marketing and general and administrative expenses. We also saw a positive impact of 542 thousand dollars due to warrant valuation in the quarter.

While cash on hand at the end of the first quarter was about 50 thousand dollars compared to 613 thousand dollars at the end of our fiscal year on December 31, 2013, in April we raised 3 million dollars in a private placement of 6% Senior Convertible Notes due 18 months from the date of issuance. To date we have received an initial 1 million dollars. Net proceeds from the private placement are intended to be used for general corporate purposes, including supporting manufacturing and marketing of the LuViva® Advanced Cervical Scan.

With our projected monthly burn rate remaining at about 450 thousand dollars, and future estimated sales, we anticipate cash lasting through the third quarter of 2014. The Company will be required to raise additional funds through public or private financing, additional collaborative relationships or other new relationships and we continue to evaluate various options to manage our cash requirements, as well as options to raise additional funds, including loans.

At March 31, 2014, net account receivables based on current invoices totaled about 122 thousand dollars, compared to about 133 thousand dollars at the end of our fiscal year ended December 31, 2013.

The Company had approximately 1.3 million dollars of net inventory on hand at the end of the quarter.

At March 31, 2014, the Company had outstanding warrants exercisable for approximately 11.6 million shares of common stock, with exercise prices of $0.40, $0.80 and 1.08 per share averaging approximately $0.67. If exercised, these warrants could bring in about 7.8 million dollars in cash over the next four years.

To provide a bit more detail on some of the near term warrant expirations, 471,856 warrants with an exercise price of $0.80 come due on July 26, 2014 for a potential 377,485 dollars. On March 1, 2015, 3,590,522 warrants come due with an exercise price of $0.80 for a potential 2.87 million dollars. Additional detail can be seen in our Form 10-Q.

At the end of the quarter the Company had approximately 71.8 million shares outstanding.

I’ll now turn the call back over to Gene…….

GENE

Finally, before we open the call to your questions, I’d like to update everyone on our key goals for 2014:

•	First, continue to grow international sales of LuViva to reach our $1 million to $3 million 2014 sales target. We will do this by focusing on customers with the largest potential disposable volume due to the strong profitability of our cervical guide disposable.
•	Second, push forward as quickly as possible with the filing of our PMA towards achieving ultimate FDA approval for LuViva.
•	Third, ensure we have the necessary capital to fund ongoing operations and carry the company through to breakeven

And lastly, as we continue to get more traction in the market and are better able to forecast sales growth, we will increase our investor relations and public relations efforts to raise the profile of Guided Therapeutics. . We want to create more buyers for our stock and we’ve got a good story to tell.

There are a number of reasons why I’m optimistic about the future for our company.

First, the market for our product is large and the clinical need is significant -- both as a triage test in more developed countries to address the significant and growing number of false positives with current Pap and HPV screening, and as a primary screening test for cervical cancer in developing markets where the Pap and HPV test are not readily available. Secondly, we continue to get a very positive reception for our product in the market. Third, the profitability of our disposable is high. And lastly, our burn rate is low, enabling us to be cash flow positive on a monthly basis with annual sales of just $7-$10 million dollars.

Launching a new product that changes doctors’ behavior is never simple but we will continue to work closely with our experienced distributors to ensure the ultimate success of our product launch.

Thank you for your time. We look forward to updating you on our progress in the weeks and months to come. I’ll now turn the call over to the operator for your questions.